Exhibit 4.1

QUÉBEC

3.875% GLOBAL NOTES SERIES RH

DUE January 14, 2031

FISCAL AGENCY AGREEMENT

FISCAL AGENCY AGREEMENT

THIS AGREEMENT, dated as of January 14, 2026,

BETWEEN:	QUÉBEC, as issuer

(the “Issuer”),

AND:	THE BANK OF NEW YORK MELLON, a New York banking corporation, as fiscal agent, registrar, principal paying agent and transfer agent

(in all such capacities, the “Fiscal Agent”),

WHEREAS pursuant to a terms agreement (the “Terms Agreement”), dated January 7, 2026, among the Issuer, on the one hand, and CIBC World Markets Corp., HSBC Bank plc, J.P. Morgan Securities plc, National Bank of Canada Financial Inc. and RBC Capital Markets, LLC, each acting on behalf of itself, on the other hand, which incorporates by reference all of the provisions of the Québec Underwriting Agreement Standard Provisions (Debt Securities), dated January 7, 2026, the Issuer has agreed to create, issue and sell U.S.$4,500,000,000 aggregate principal amount of 3.875% Global Notes Series RH due January 14, 2031 (herein collectively called the “Notes” or, individually, a “Note”);

WHEREAS the sale of the Notes pursuant to the Terms Agreement has taken place as described in a Prospectus Supplement, dated January 7, 2026, which contains a description of the Notes and the clearing and settlement procedures related thereto;

WHEREAS the Notes are issuable in the form of one or more fully registered global certificates (the “Global Notes”) registered in the name of Cede & Co., as nominee of The Depository Trust Company, New York (“DTC”), and held by The Bank of New York Mellon, as custodian for DTC (the “Custodian”), with beneficial interests in the Notes represented, with limited exceptions, through book-entry accounts of financial institutions acting on behalf of owners of such beneficial interests as direct and indirect participants in DTC;

WHEREAS owners of beneficial interests in the Notes are not, except in limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), entitled to receive Notes represented by physical certificates or to have Notes registered in their names;

WHEREAS all Notes are recorded in a register held by the Fiscal Agent (the “Register”), and are registered in the name of Cede & Co., for the benefit of holders of Notes through DTC via its direct and indirect participants, including CDS Clearing and Depository Services Inc. (“CDS”), Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream, Luxembourg”) (together, the “Clearing Systems”); and

NOW THEREFORE it is hereby agreed as follows:

1. Definitions

(1) Terms and expressions defined in the terms and conditions of the Notes attached as Schedule B shall have the same meaning when used in this Agreement unless otherwise defined herein or unless the context otherwise requires. “Noteholders” or “holders of Notes” or “holders” or “registered holders” refers to persons entered in the Register as registered holders of Notes.

(2) “Corporate Trust Office of the Fiscal Agent” will be at the address of the Fiscal Agent specified in Section 21 (General) hereof or such other address as to which the Fiscal Agent may give notice to the Issuer.

(3) “Responsible Officer” means any officer within the Corporate Trust Office of the Fiscal Agent, including any director, vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Fiscal Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and in each case who shall have direct responsibility for the administration of this Agreement.

2. Appointment

The Issuer hereby appoints The Bank of New York Mellon as its registrar, fiscal agent, transfer agent and principal paying agent in respect of the Notes upon and subject to the terms and conditions herein and therein contained and The Bank of New York Mellon hereby accepts such appointments.

3. Issue of the Notes

(1) The Notes shall be issued in the form of one or more fully registered Global Notes registered in the name of Cede & Co., as nominee of DTC, and shall be executed by the Issuer. The Global Notes will be substantially in the form attached as Schedule A, with such changes as may be agreed between the Issuer and the Fiscal Agent. The aggregate principal amount of Notes to be issued and outstanding at any time in the form of the Global Notes or physical certificates (the “Certificated Notes”) issued in accordance with Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes) shall not exceed U.S.$4,500,000,000 except to the extent that Notes are further issued in accordance with Section 19 (Further Issues). Forthwith after such execution, the Global Notes shall be delivered to the Fiscal Agent and shall be authenticated by the Fiscal Agent (or by such other person as the Fiscal Agent may appoint for such purpose with the consent of the Issuer), and delivered to or to the order of the Issuer pursuant to a written direction of the Issuer.

(2) Owners of beneficial interests in the Global Notes will not, except in the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), be entitled to receive Notes represented by Certificated Notes or to have Notes registered in their names and will not be considered holders thereof under this Agreement or the Notes. The Certificated Notes, if any, will be substantially in the form of the Global Notes attached as Schedule A with the appropriate changes thereto (and including a summary of terms and conditions of the Notes), consistent with the provisions of this Agreement, as may be agreed between the Issuer and the Fiscal Agent.

(3) The Global Notes shall be issued and delivered only to or to the order of Cede & Co., as nominee for DTC or its successor appointed by the Issuer in accordance with Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes). The Global Notes shall be in the principal amount from time to time endorsed thereon. The Fiscal Agent shall cause DTC to establish on its book-entry Clearing System an account in the name of the Fiscal Agent, as registrar and transfer agent for the Notes (the “Fiscal Agent Segregated Account”), for the purpose of facilitating the initial distribution of Notes in accordance with procedures previously agreed to by the Issuer, the Fiscal Agent and DTC. The Fiscal Agent Segregated Account is maintained exclusively for book-keeping purposes and for purposes of facilitating timely transfers of Notes, and the Fiscal Agent shall not be deemed the owner or holder of the Notes recorded therein for any purpose under this Agreement or under the terms of the Notes. The Issuer acknowledges and agrees that the Fiscal Agent Segregated Account will be subject to the agreements, rules and procedures from time to time governing DTC participant accounts.

(4) So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes and subject to applicable law, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under this Fiscal Agency Agreement and the Notes, notwithstanding any notice to the contrary, and neither the Issuer nor the Fiscal Agent will have any responsibility or liability for any aspect of the records of the Clearing Systems relating to or payments made by the Clearing Systems on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records of the Clearing Systems relating to such beneficial ownership interests.

(5) The Global Notes and the Certificated Notes shall be signed (either manually or by facsimile signature) by the Minister of Finance or the Deputy Minister of Finance or any other authorized representative of the Issuer, and shall be authenticated by the Fiscal Agent upon written authorization of the Issuer (or by such other person as the Fiscal Agent may appoint for such purpose with the consent of the Issuer).

4. The Register and Transfers

(1) The Fiscal Agent, as registrar and transfer agent of the Issuer, shall maintain at its principal office in New York, a Register for (i) registering and maintaining a record of the holdings of Notes, (ii) registering transfers between holders of Notes, (iii) registering and maintaining a record of holders of Certificated Notes in the event any are issued in the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), (iv) registering transfers of Certificated Notes in the event any are issued in the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes) and (v) registering and maintaining a record of any further issues of Notes pursuant to Section 19 (Further Issues) and any subsequent transfers thereof and shall be responsible for transmitting to the Issuer any notices from holders of Notes.

(2) In the event Certificated Notes are issued in exchange for the Global Notes under the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), the Fiscal Agent shall (i) register and maintain a record of holders of Certificated Notes and (ii) register transfers of Notes among holders of Certificated Notes and between holders of Certificated Notes and participants in DTC, in accordance with such procedures as the Fiscal Agent shall deem reasonable upon consultation with the Issuer.

(3) The Fiscal Agent shall not be required to inquire into, or take any action in respect of, transfers of beneficial ownership interests in the Global Notes (i) within CDS, Euroclear or Clearstream, Luxembourg or between CDS, Euroclear and Clearstream, Luxembourg participants, or (ii) between DTC participants.

(4) No service charge shall be payable by the presenter for any registration, registration of transfer or exchange of the Notes provided that the Fiscal Agent may require payment by the transferee of a sum sufficient to cover any stamp or other tax or governmental charge in connection therewith.

(5) The Register shall at all reasonable times during regular business hours be open for inspection by the Issuer and any agent of the Issuer. In the event of any discrepancy between the principal amount of the Global Notes and the aggregate principal amount of Notes held by Cede & Co. as shown on the Register, the aggregate principal amount of Notes as shown on the Register shall prevail.

(6) Neither the Issuer nor the Fiscal Agent shall be required (i) to register the transfer or exchange of any Notes on any Interest Payment Date (as such term is defined in the Note) or during a period commencing at the close of business of the New York office of the Fiscal Agent on the 14th calendar day immediately preceding any such Interest Payment Date and ending on such Interest Payment Date; (ii) to register the transfer or exchange of any Notes during the period commencing at the close of business of the New York office of the Fiscal Agent on the record date of any notice by the Issuer of any Notes to be redeemed or purchased through the date the notice of redemption or purchase is given; or (iii) to register the transfer or exchange of any Notes called for redemption unless upon due presentation thereof such Notes called for redemption shall not be redeemed.

(7) Subject to applicable law, the Issuer, the Fiscal Agent or any other agents of the Issuer or the Fiscal Agent shall not be charged with notice of or be bound to see to the execution of any trust, whether express, implied or constructive, in respect of any Notes and may register the transfer of any Notes on the direction of the holder thereof, whether named as trustee or otherwise, as though that person were the beneficial owner thereof.

(8) The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Fiscal Agent such information as it may request, from time to time, in order for the Fiscal Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

(9) The Fiscal Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence of a superior force beyond the control of the Fiscal Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the loss or malfunction of utilities, computer (hardware or software) or communications services, or unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility or any other event that is unforeseeable or irresistible).

(10) The duties, responsibilities and obligations of Fiscal Agent shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations arising out of the Terms Agreement and the Underwriting Agreement Standard Provisions (or any other agreements relating to the Notes) shall be inferred or implied against the Fiscal Agent. The Fiscal Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(11) The Fiscal Agent may consult with legal counsel of its own choosing, at the expense of the Issuer, as to any matter relating to this Agreement, and the Fiscal Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(12) The Fiscal Agent may employ, with the prior written authorization of the Issuer, a custodian, agent, nominee or delegate to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Fiscal Agent (including the receipt and payment of money) and shall not be responsible for the misconduct or negligence of any such agent appointed with due care.

5. Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes

(1) The Fiscal Agent, or an agent duly authorized by the Fiscal Agent, is hereby authorized from time to time in accordance with the provisions of the Notes and of this Section 5 to authenticate and deliver:

(a) the Global Notes or the Certificated Notes, as the case may be, in exchange for or in lieu of the Global Notes or the Certificated Notes, as the case may be, outstanding on the Register with the same maturity and of like form which have become mutilated, defaced, destroyed, stolen or lost, provided that the applicant therefor shall have (i) paid such costs as may have been incurred in connection therewith; (ii) surrendered to the Fiscal Agent any mutilated or defaced Global Notes or Certificated Notes, as the case may be, to be replaced; and (iii) in the case of lost, stolen or destroyed Global Notes or Certificated Notes, as the case may be, furnished the Fiscal Agent with such evidence (including evidence as to the serial number of the Global Notes or the Certificated Notes in question) and indemnity in respect thereof as the Issuer and the Fiscal Agent may require;

(b) Certificated Notes in an authorized form and denomination in exchange for a like aggregate principal amount of Certificated Notes; and

(c) upon any registration of a transfer, a new Global Note or, as the case may be, a new Certificated Note which shall be issued to the new holder in replacement of the existing Global Note or Certificated Note thus transferred. Such new Global Note or, as the case may be, new Certificated Note, shall be duly authenticated by the Fiscal Agent. Each new Global Note or Certificated Note authenticated and delivered upon any registration of transfer or exchange for or in lieu of the whole or any part of any Global Note or Certificated Note shall carry all the rights to interest, if any, accrued and unpaid and to accrue which were carried by the whole or such part of such latter Global Note or Certificated Note, and notwithstanding anything to the contrary herein contained, such new Global Note or Certificated Note shall be dated the date of the authentication of such Global Note or Certificated Note.

(2) The Issuer will issue or cause to be issued Certificated Notes upon registration of transfer of, or in exchange for, Notes represented by the Global Notes (i) if DTC notifies the Issuer that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depository is not appointed by the Issuer within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if the Issuer, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by DTC to the Fiscal Agent, acting on direct or indirect instructions of the registered holder of the Global Note or any owner of beneficial interests in the Global Note, but only after an event of default entitling the registered holders to give the Issuer written notice that such holders elect to declare the principal amount of the Notes held by them and represented by the Global Note to be due and payable has occurred and is continuing, or, if DTC is unwilling or does not promptly make that request to the Issuer, then any beneficial owner of an interest in such Global Note shall be entitled to make such request with respect to such interest. The Issuer shall bear the costs and expenses of printing or preparing any Certificated Notes.

(3) Upon any such issuance pursuant to Section 5(2) of the Certificated Notes in exchange for all the Notes represented by the Global Notes, (i) the Issuer shall promptly make available to the Fiscal Agent a reasonable supply of Certificated Notes in blank form to proceed with such issuance, (ii) DTC shall cause the Global Notes to be delivered to the Fiscal Agent and provide the Fiscal Agent with the necessary registration information for such Certificated Notes, (iii) the Fiscal Agent shall authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of the Global Notes to be exchanged for such Certificated Notes, (iv) the Fiscal Agent shall cancel the Global Notes and, in the case of a partial exchange, issue and deliver to or to the order of DTC new Global Notes equal to the unexchanged portion of any such Global Notes partially exchanged for Certificated Notes and (v) the Fiscal Agent shall reduce accordingly the holdings of Cede & Co. on the Register. The Fiscal Agent shall have at least 30 days from the date of its receipt of Certificated Notes and registration information to authenticate and deliver such Certificated Notes. Such Certificated Notes shall be registered in such names and in such denominations as DTC, pursuant to instructions from direct or indirect participants, shall direct and shall be delivered as directed by the persons in whose names such Certificated Notes are to be registered. All Notes represented by Certificated Notes issued upon any such issuance in exchange for the Notes represented by the Global Notes shall be a valid obligation of the Issuer, shall be entitled to the same benefits under this Agreement as the Global Notes and shall be so exchanged without charge to the Fiscal Agent, DTC or the transferee. On or after any such exchange, the Fiscal Agent shall direct all payments in respect of such Certificated Notes to the registered holders thereof, including when such exchange occurred after the record date for any payment due and prior to the date of such payment.

(4) The Issuer expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note in accordance with this Section 5, then an owner of a beneficial interest will be entitled to pursue any remedy under this Agreement, the Global Notes or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

(5) Unless the Global Notes are presented by an authorized representative of DTC to the Issuer, the Fiscal Agent or their respective agents for registration of transfer, exchange or payment, and any replacement Global Notes are registered in the name of a nominee of DTC and any payment is made to such nominee, any transfer, pledge or other use of the Global Notes for value or otherwise shall be wrongful since the registered holders of the Global Notes have an interest in the Notes evidenced by the Global Notes.

6. Paying Agents and Transfer Agents

The Fiscal Agent shall act as the principal paying agent and transfer agent for the Issuer in connection with the Notes. The Issuer may appoint any additional paying agents or transfer agents or terminate the appointment of any paying agents or transfer agents, except that if Certificated Notes are issued and for so long as the Notes are listed on the Euro MTF Market of the Luxembourg Stock Exchange and if the rules of such stock exchange so require, the Issuer will appoint and maintain a paying agent and transfer agent in Luxembourg to act on its behalf.

7. Payments by the Issuer to the Fiscal Agent

(1) The Issuer agrees to provide to the Fiscal Agent by 10:00 a.m., New York time, on each date on which a payment of principal or interest (and any Additional Amounts) in respect of the Notes is due (each a “Payment Date”) pursuant to the terms and conditions of the Notes such amount as is required to be paid on such date in immediately available funds in U.S. dollars to an account in New York designated by the Fiscal Agent.

(2) All monies paid to the Fiscal Agent pursuant to and for the payment of the amounts referred to in this Section 7 shall be received and held by the Fiscal Agent as agent for the Issuer and shall be applied to the payment of the appropriate U.S. dollar amounts at the time and in the manner provided in this Agreement and the Notes.

(3) All monies paid to the Fiscal Agent pursuant to this Agreement shall be held by the Fiscal Agent in a separate account under arrangements agreed upon separately by the Issuer and the Fiscal Agent from the moment when such monies are received until the time of actual payment for the benefit of the holders of the Notes and the Fiscal Agent shall apply such amount for payment of principal and interest (and any Additional Amounts) due in respect of the Notes. If for any reason, the amounts paid to the Fiscal Agent pursuant to this paragraph are insufficient to satisfy all such claims for interest payable in respect of all Notes, the Fiscal Agent shall not be obliged to pay any such claims until the Fiscal Agent has received the full amount of the monies that are due and payable. Subject to any relevant unclaimed property laws, the Fiscal Agent shall, to the extent permitted by law, return to the Issuer any funds transferred to it for payments with respect to the Notes that are not so paid by the Fiscal Agent at the expiration of three years after the due date for payment thereof; thereafter, the holders of Notes shall look only to the Issuer for any payment of such funds.

(4) The Fiscal Agent is authorized by the Issuer to open an account for the purposes contemplated in this Section 7. Such account will not bear any interest or investment income on funds deposited unless otherwise agreed to in writing by the Fiscal Agent and the Issuer. The Fiscal Agent shall provide to the Issuer monthly statements identifying transactions, transfers or holdings of the account and each such statement shall be deemed to be correct and final upon receipt thereof by the Issuer unless the Fiscal Agent is notified in writing by the Issuer to the contrary within thirty (30) Business Days of the date of such statement. The requirements of this Section 7(4) shall be performed by the Fiscal Agent by granting the Issuer online read-only access to the account. For this purpose, “Business Day” means a day on which banking institutions in New York City, Montréal, Toronto and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

8. Payment of Notes

(1) All payments in respect of the Notes represented by Global Notes or Certificated Notes will be made by the Fiscal Agent, as paying agent of the Issuer, to the registered holders of such Global Notes or Certificated Notes after receipt of such payments from the Issuer as provided in Section 7 (Payments by the Issuer to the Fiscal Agent) and as set forth in the terms and conditions of the Notes.

(2) The Fiscal Agent, as paying agent and registrar of the Issuer, shall maintain at its principal office in New York, a Register for ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from the Issuer are duly credited to Cede & Co.

(3) The Issuer shall have the right to require a holder of a Note, as a condition of payment of the principal of, or interest (and any Additional Amounts) on a Note, to deliver to the Fiscal Agent a certificate in such form as the Issuer may from time to time prescribe in order to enable the Issuer to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which the Issuer, the Fiscal Agent or the paying agent may be required to deduct or withhold from payments in respect of such Note under any present or future law of Canada or any regulation thereunder and (ii) any reporting or other requirements under such law or regulation. The Issuer shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or other requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination.

(4) Subject to applicable law and the terms hereof, the Issuer, the Fiscal Agent and any other agent of the Issuer or the Fiscal Agent shall deem and treat the person whose name appears in the Register as the registered holder of a Note as the absolute owner thereof for all purposes whatsoever notwithstanding any notice to the contrary, and any payment in U.S. dollars of or on account of the principal of, and interest, and any Additional Amounts on such Note shall be made only to or to the order in writing of such holder, and such payment shall be valid and shall discharge the liability of the Issuer or the Fiscal Agent and any other agent of the Issuer or the Fiscal Agent on such Note to the extent of the sum or sums so paid.

(5) The registered holder of any Note shall be entitled to the payments of principal of, and interest, and any Additional Amounts on such Note, free from all rights of set-off or counterclaim between the Issuer and the original or any intermediate holder thereof and all persons may act accordingly and a transferee of a Note shall, after the appropriate form of transfer is lodged with the Fiscal Agent or other agent of the Issuer or the Fiscal Agent for the purpose and upon compliance with all other conditions relating thereto required by this Agreement or by any conditions contained in such Note or by law, be entitled to be entered on the Register as the owner of such Note free from all rights of set-off or counterclaim between the Issuer and his transferor or any previous holder thereof, save in respect to rights of which the Issuer is required to take notice by statute or by order of a court of competent jurisdiction. Delivery to the Issuer or the Fiscal Agent by a Noteholder of a Note or the receipt by such holder of the principal, interest and any Additional Amounts in respect of such Note shall be a valid discharge to the Issuer and the Fiscal Agent, which shall not be bound to inquire into the title of such holder, save as ordered by a court of competent jurisdiction or as required by statute.

(6) Where a Note is registered in more than one name, the principal and interest and any Additional Amounts from time to time payable in respect thereof shall be paid to or to the order of all the joint holders thereof, failing written instructions to the contrary from all such joint holders, and such payment shall be a valid discharge to the Issuer, the Fiscal Agent and any other agent of the Issuer or the Fiscal Agent.

(7) In the case of the death of one or more joint holders, the principal of, and interest, and any Additional Amounts on any Notes registered in their names may, notwithstanding sub-Section (4) of this Section 8, be paid to the survivor or survivors of such holders whose receipt therefor shall constitute a valid discharge to the Issuer, the Fiscal Agent and any other agent of the Issuer or the Fiscal Agent.

9. Cancellation of Notes

All Certificated Notes that are presented for transfer pursuant to Section 4(1) (The Register and Transfers), all Notes that are presented for replacement, exchange or registration of transfer pursuant to Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes) or repaid on maturity or redeemed or purchased shall, upon such registration of transfer, replacement or exchange or upon payment being made, be cancelled by the Fiscal Agent. The Fiscal Agent shall, as soon as reasonably possible after the date of any such registration of transfer, replacement, exchange, redemption, purchase or payment, furnish the Issuer with a certificate or certificates stating: (i) the serial numbers and total number of Notes so transferred, replaced, exchanged, redeemed, purchased or repaid; and (ii) the amount, if any, paid in respect of such Notes. Unless otherwise instructed by the Issuer, the Fiscal Agent shall destroy the cancelled Notes in its possession in accordance with its customary procedure and provide the Issuer with a destruction certificate duly signed by a representative of the Fiscal Agent.

10. Maturity, Redemption and Purchase

(1) Unless previously redeemed for tax reasons as provided in the terms and conditions of the Notes, or purchased, the principal amount of the Notes shall be due and payable on January 14, 2031.

(2) In accordance with the terms and conditions of the Notes, upon receipt of a notice of intention to redeem as contemplated in the provisions under “Maturity, Redemption and Purchases” in the terms and conditions of the Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption, the Issuer shall cause to be given to the Holders (with a copy to the Fiscal Agent), in accordance with the provisions under “Notices” in the terms and conditions of the Notes, a notice of redemption stating: (i) the date fixed for redemption,(ii) the CUSIP Number; (iii) the redemption price and (iv) if applicable, the place or places of surrender of the Notes to be redeemed. The Issuer may request the Fiscal Agent to deliver such notice of redemption to Holders on its behalf provided that the Issuer has given such request to the Fiscal Agent at least five (5) Business Days prior to the last day on which notice of redemption may be given to the Holders.

(3) The Issuer may, if not in default under the Notes, purchase Notes at any time in any manner and at any price. If the purchases are made by tender, tenders must be available to all holders of the Notes alike.

11. Availability of Documents

The Fiscal Agent shall make copies of the Fiscal Agency Agreement and the Form of Notes available for inspection, free of charge, by Noteholders during regular business hours at the principal office of the Fiscal Agent.

12. Fees

The Issuer shall pay to the Fiscal Agent such fees and expenses (including but not limited to fees, expenses and disbursements of counsel and agents) for its services hereunder as are agreed separately by the Issuer and the Fiscal Agent, including any applicable value added or equivalent tax.

13. Further Reports

The Fiscal Agent shall provide the Issuer upon written request such information regarding the administration of the Notes expressed in such form as the Issuer may reasonably require. The Fiscal Agent shall transmit to the Issuer promptly any notices or other communications addressed to the Issuer that a Responsible Officer may receive in connection with the Notes, including any notice of any legal action or proceeding which may be brought against the Issuer.

14. Meetings of Holders of Notes

(1) The Fiscal Agent shall, on receipt of a written request of the Issuer or a written request signed in one or more counterparts by the beneficial holders of not less than 10% of the principal amount of the Notes then outstanding and upon being indemnified to its satisfaction by the Issuer or the beneficial holders of Notes signing such request against the costs which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the holders of Notes for any lawful purpose affecting their interests. If the Fiscal Agent fails to give notice convening such meeting within 30 days after receipt of such request and indemnity satisfactory to it, the Issuer or such beneficial holders of Notes, as the case may be, may convene such meeting. Every such meeting shall be held in New York or such other place as may be approved or determined by the Fiscal Agent.

(2) At least 21 days’ notice of any meeting shall be given to the holders of the Global Notes or Certificated Notes, as the case may be, in the manner provided pursuant to the provisions under “Notices” in the terms and conditions of the Notes, and a copy thereof shall be sent by post to the Fiscal Agent unless the meeting has been called by it, and to the Issuer, unless the meeting has been called by the Issuer. Such notice shall state the day, time, place and purpose of the meeting and the general nature of the business to be transacted thereat, and shall include a statement to the effect that, prior to 48 hours prior to the time fixed for the meeting, (i) in the limited circumstances in which Certificated Notes have been issued, those holders of Certificated Notes who deposit such Notes with the Fiscal Agent, or any other person authorized for such purpose by the Fiscal Agent or the Issuer or (ii) in the case of Notes being represented by the Global Notes, those persons recorded in the Register, shall be entitled to obtain voting certificates for appointing proxies, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.

(3) A holder of Notes may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the holders of Notes or any adjournment of such meeting, and such proxy shall have all rights of the holder of Notes in respect of such meeting. All notices of meetings to the holder of a Global Note shall contain a requirement that the Clearing Systems must notify Clearing Systems participants and, if known, owners of beneficial interests in the Global Notes of the meeting in accordance with procedures established from time to time by the Clearing Systems. The registered holders of Notes shall seek voting instructions on the matters to be raised at such meeting from the Clearing Systems participants or, if known, from the owners of beneficial interests in the Global Notes in accordance with the applicable procedure of the Clearing Systems. For greater certainty, it is acknowledged that none of the Issuer, the Fiscal Agent, any clearing agency or any intermediary or participant shall be required to comply with the time limits set out in the applicable procedure of the Clearing Systems but shall use all reasonable efforts to otherwise comply with such procedure and attempt to provide non-registered holders of the Notes with meeting materials and voting rights as if such non-registered holders of Notes were registered holders thereof.

(4) Some person, who need not be a holder of Notes, nominated in writing by the Fiscal Agent shall be chairman of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the holders of the Notes present in person or by proxy shall choose some person present to be chairman, and, failing such choice, the Issuer may appoint a chairman.

(5) At a meeting of holders of Notes, a quorum shall consist of two or more holders of Notes present in person or by proxy who represent at least a majority in aggregate principal amount of the Notes at the time outstanding. If a quorum of the holders of Notes shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of holders of Notes, shall be dissolved, but if otherwise convened, the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chairman shall appoint some other place, day or time of which not less than seven days’ notice shall be given in the manner provided above. At any adjourned meeting called by the Issuer or the Fiscal Agent, two or more holders of Notes present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least a majority in aggregate principal amount of the Notes then outstanding.

(6) The chairman of any meeting at which a quorum of the holders of Notes is present may, with the consent of the holder(s) of a majority in aggregate principal amount of the Notes represented thereat, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

(7) Every motion or question submitted to a meeting shall be decided by Extraordinary Resolution (as hereinafter defined) and in the first place by the votes given on a show of hands. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact. On any question submitted to a meeting when ordered by the chairman or demanded by a show of hands by one or more holders of Notes acting in person or by proxy and holding at least 2% in aggregate principal amount of the Notes then outstanding, a poll shall be taken in such manner as the chairman shall direct.

(8) In a poll, each holder of Notes present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each U.S.$1,000 principal amount of Notes then held by such holder. A proxy need not be a holder of Notes. In the case of Notes held jointly, any one of the joint holders present in person or by proxy may vote in the absence of the other or others; but in case more than one of them is present in person or by proxy, only one of them may vote in respect of each U.S.$1,000 principal amount of Notes of which they are joint holders.

(9) The Issuer and the Fiscal Agent by their respective officers, directors and representatives, and the legal advisors of the Issuer and the Fiscal Agent may attend any meeting of the holders of Notes, but shall have no vote as such.

(10) Subject to Section 16 (Amendments), in addition to all other powers conferred upon them by any other provision of this Agreement or by law, holders of Notes at a meeting shall have the following powers, any one or combination of which may be exercised from time to time by Extraordinary Resolution:

(a) power to confirm any modification or amendment of this Agreement or the terms and conditions of the Notes proposed by the Issuer; provided that, to the extent that such modification or amendment may affect the rights, duties, protections, indemnities and immunities of the Fiscal Agent, the Issuer shall not propose such modification or amendment and such power shall not be exercised, without the prior written consent of the Fiscal Agent;

(b) power to exercise any power, right, remedy or authority given to it by this Agreement or the Notes in any manner specified in such Extraordinary Resolution or to refrain from exercising any such power, right, remedy or authority;

(c) power to waive any default on the part of the Issuer in complying with any provisions of this Agreement or the Notes or to waive future compliance with any provision or provisions of this Agreement or the Notes; and

(d) power to repeal, modify or amend any Extraordinary Resolution previously passed by the holders of Notes;

provided, however, that no such modification nor amendment to this Agreement or to the terms and conditions of the Notes or any other action taken may, (a) without the consent of the holder of each such Note affected thereby: (i) change the stated maturity or interest payment date(s) of any such Note; (ii) reduce the principal amount of or rate of interest on any such Note; (iii) change the currency of payment of any such Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (v) reduce the percentage of the holders of Notes necessary to modify or amend this Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (vi) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default; or (b) without the consent of the Fiscal Agent, alter the rights, duties, protections, indemnities or immunities of the Fiscal Agent.

(11) All actions that may be taken and all powers that may be exercised by the holders of Notes at a meeting held as hereinbefore provided may also be taken and exercised by the holders of not less than 66 2/3% of the aggregate principal amount of the Notes at the time outstanding by an instrument in writing signed in one or more counterparts, and the expression “Extraordinary Resolution” when used in this Agreement shall include an instrument so signed.

(12) The term “Extraordinary Resolution” means a resolution proposed to be passed at a meeting of holders of the Notes duly convened for the purpose and held in accordance with the provisions of this Agreement and passed by the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes.

(13) Minutes of all resolutions and proceedings at every meeting of holders of Notes held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Fiscal Agent at the expense of the Issuer and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings taken, or by the chairman of the next succeeding meeting of the holders of Notes, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken thereat to have been duly passed and taken.

(14) Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of holders of Notes shall be binding upon all the holders of Notes, whether present at or absent from such meeting, and every instrument in writing signed by holders of Notes in accordance with Section 14(11) shall be binding upon all the holders of Notes (whether or not a signatory). Subject to the provisions for its satisfactory indemnity herein contained, the Fiscal Agent shall be bound to give effect accordingly to every such Extraordinary Resolution.

(15) The Fiscal Agent, or the Issuer with the approval of the Fiscal Agent, may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:

(a) for the deposit of instruments appointing proxies at such place as the Fiscal Agent, the Issuer or the holders of Notes convening a meeting, as the case may be, may in the notice convening such meeting direct;

(b) for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or sent by any other means of recorded communication before the meeting to the Issuer or to the Fiscal Agent at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting; and

(c) any regulation so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of holders of Notes shall be the holders thereof or their duly appointed proxies.

(16) The powers and any combination of the powers in this Agreement stated to be exercisable by the holders of Notes by Extraordinary Resolution may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the holders of Notes to exercise such power or powers or combination of powers then or any power or powers or combination of powers thereafter from time to time.

15. Indemnities

(1) The Issuer agrees to indemnify and hold harmless the Fiscal Agent against all claims, actions, demands, damages, costs, liabilities, expenses and losses arising out of or relating to the Fiscal Agent’s duties as fiscal agent, registrar, transfer agent and principal paying agent hereunder for the Issuer, except such as may result from the Fiscal Agent’s gross negligence or willful misconduct (i.e., intentional or gross fault) or that of its directors, officers, employees or representatives.

(2) This Section 15 shall survive the termination of this agreement, payment in full of all obligations of the Notes and under this Agreement, whether by redemption, repayment or otherwise and the resignation or removal of the Fiscal Agent.

16. Amendments

(1) This Agreement and the Notes may be amended by the Issuer and the Fiscal Agent without notice to or the consent of the holders of Notes, for the purposes of: (i) curing any ambiguity; (ii) curing, correcting or supplementing any defective provisions contained herein or therein; (iii) effecting the issue of further Notes of the Issuer pursuant to Section 19 (Further Issues); or (iv) in any other manner in which the Issuer, on the one hand, and the Fiscal Agent, on the other hand, acting on the advice of counsel, may deem necessary or desirable and which will not be inconsistent with this Agreement or the Notes and which in the reasonable opinion of the Issuer, on the one hand, and the Fiscal Agent, on the other hand, will not adversely affect the interests of the holders of Notes.

(2) This Agreement may also be amended by Extraordinary Resolution of the holders of the Notes as specified in Section 14 (Meetings of Holders of Notes) of this Agreement and in the terms and conditions of the Notes.

17. The Fiscal Agent

(1) In acting under this Agreement and in connection with the Notes, the Fiscal Agent is acting solely as agent of the Issuer and does not assume any obligation or relationship of agency or trust with any of the holders of Notes, except that all amounts received and held by the Fiscal Agent for payment in respect of the Notes shall be held by the Fiscal Agent as an agent (i.e., mandatary) in a separate account or accounts for the benefit of and payment to the holders of Notes. The Fiscal Agent shall not be liable to pay interest or investment income to the Issuer on any moneys received from the Issuer for the purposes of payment pursuant to Section 7 (Payments by the Issuer to the Fiscal Agent).

(2) The Fiscal Agent shall be protected and shall incur no liability for action taken or not taken, or suffered to be taken or not taken, with respect to all legal matters upon which it has received advice from counsel in good faith and in accordance with the opinions and advice of such counsel.

(3) The Fiscal Agent and its officers, directors and employees may become the owners of, or acquire an interest in, any Notes, with the same rights that they would have if the Fiscal Agent was not acting as agent hereunder, and may engage or be interested in any financial or other transaction with the Issuer, and may act on behalf of, or as a depository, trustee or agent for, any committee or body of holders of Notes or holders of other obligations of the Issuer as freely as if the Fiscal Agent was not acting as agent hereunder.

(4) The Fiscal Agent may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, letter, telegram, telecopier or other paper or document believed by it to be genuine and to have been signed, sent or presented by or on behalf of the proper party or parties and, in particular, may rely and shall be protected in acting on the basis of any such notice which is given in accordance with the provisions hereof.

18. Resignation or Replacement of Fiscal Agent

(1) The Issuer agrees that there shall at all times be a registrar, fiscal agent, transfer agent, and principal paying agent hereunder until the earlier of (i) there being no Notes outstanding, or (ii) the Issuer having established to the satisfaction of the Fiscal Agent that the Issuer may avail itself of defenses under all relevant laws for the prescription of actions in respect of any outstanding Notes.

(2) The Fiscal Agent may resign at any time by sending at least ninety days’ written notice by registered mail to the Issuer. Upon receipt of such notice, the Issuer shall appoint another financial institution or institutions as successor registrar, fiscal agent, transfer agent and principal paying agent under this Agreement. Subject to the provisions hereof, the Issuer may terminate the appointment of the Fiscal Agent as registrar, fiscal agent, transfer agent and principal paying agent and appoint another financial institution or institutions as successor registrar, fiscal agent, transfer agent and principal paying agent under this Agreement provided that it gives the Fiscal Agent not less than ninety days’

written notice of termination. Neither the resignation nor the termination of the appointment of the Fiscal Agent as registrar, fiscal agent, transfer agent and principal paying agent shall take effect until the appointment of the successor registrar, fiscal agent, transfer agent and principal paying agent becomes effective. On the effective date of the resignation of the Fiscal Agent or of the termination of its appointment as registrar, fiscal agent, transfer agent and principal paying agent, the Fiscal Agent shall deliver to the successor registrar, fiscal agent, transfer agent and principal paying agent all funds of the Issuer then held by it and the Issuer shall pay to the Fiscal Agent all amounts owed by the Issuer to the Fiscal Agent, pursuant to this Agreement up to the said effective date. If within 30 days of receipt of the notice of such resignation by the Fiscal Agent, no successor registrar, fiscal agent, transfer agent and principal paying agent shall have been appointed by the Issuer, then the Fiscal Agent may petition any court of competent jurisdiction for the appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent at the expense of the Issuer.

(3) If the Fiscal Agent shall be adjudged a bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing of its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed or if any public officer shall have taken charge or control of it or of its property or affairs, for the purposes of rehabilitation, conservation or liquidation, a successor registrar, fiscal agent, transfer agent and principal paying agent shall be appointed by the Issuer. Upon such an appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent, the Fiscal Agent shall cease to be a registrar, fiscal agent, transfer agent and principal paying agent, hereunder whether or not notice of such termination shall have been given. If no successor registrar, fiscal agent, transfer agent and principal paying agent shall have been appointed by the Issuer, any holder of a Note, on behalf of itself and all other holders of Notes, or the Fiscal Agent, may petition any court of competent jurisdiction for the appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent.

(4) Any appointment by the Issuer of a paying agent or transfer agent under this Section 18 shall be subject to Section 6 (Paying Agents and Transfer Agents) hereof.

19. Further Issues

The Issuer may from time to time, without the consent of the holders of the Notes, create and issue further notes having the same terms and conditions as the Notes (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest thereon), and such further notes shall be consolidated and form a single series with the Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of and subject to an agreement supplemental to this Agreement.

20. Rights and Limitations of Liability of Fiscal Agent

(1) In no event shall the Fiscal Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Fiscal Agent has been advised of the likelihood of such loss or damage and regardless of the form of action (i.e., for greater certainty, any liability shall be limited to direct and immediate damages).

(2) The Fiscal Agent may not be relieved from liabilities for its own gross negligence or willful misconduct (i.e., intentional or gross fault), except that:

(a) the Fiscal Agent will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Fiscal Agent was negligent in ascertaining the pertinent facts; and

(b) the Fiscal Agent will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it at the direction of the Issuer or the requisite number of Noteholders, as the case may be.

(3) The Fiscal Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper person.

(4) The Fiscal Agent shall not be charged with knowledge of documents to which it is not a party and delivery of any reports or information to the Fiscal Agent do not constitute actual knowledge of the Fiscal Agent of the information contained in such reports or information.

(5) The Fiscal Agent shall not be charged with any knowledge of any default alleged by a holder of any Note (or its proxy) until it has received a written notice from the Issuer that any such default has occurred or notice of such default has been delivered to the Issuer by a holder. The Issuer shall deliver to the Fiscal Agent, forthwith upon receipt, any notice received from a holder of any default under a Note.

21.General

(1) Any notice pursuant to this Agreement shall be in writing in English. Any notice pursuant to this Agreement shall be deemed to have been duly given upon the dispatch of such notice by registered mail, “pdf” attachment to an e-mail or telecopier (receipt confirmation requested), addressed to the Issuer or to the Fiscal Agent as follows:

Issuer	Address:	Ministère des Finances
390, Boulevard Charest Est
Québec, Québec G1K 3H4
Canada
	Attention:	Direction générale des opérations bancaires
et financières
	Fax No:	(418) 528-1240
	Telephone No:	(418) 528-1479

With a copy to:

	Address:	Ministère des Finances
390, Boulevard Charest Est, 7[e] étage
Québec, Québec G1K 3H4
	Attention:	Direction de la documentation financière et de la conformité
	Fax No:	(418) 528-0984
	Telephone No:	(418) 643-8141

Fiscal Agent	Address:	The Bank of New York Mellon
240 Greenwich Street, 7E,
New York, New York 10286,
	Attention:	Corporate Trust Administration
	Fax No.:	(212) 815-5366

or to any other address or number of which either of the parties shall have notified the other in writing in accordance with this provision.

(2) All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or, if posted to an overseas address, by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Fiscal Agent; (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. As long as the Notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.luxse.com. Any such notice shall be deemed to have been given on the date of such delivery (or, if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing and, in the case of publication, on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

(3) The Fiscal Agent shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Fiscal Agent (“Electronic Methods”) from a person purporting to be (and whom the Fiscal Agent, acting reasonably, believes in good faith to be) an authorized signatory of the Issuer as sufficient instructions and authority of the Issuer to act and shall have no duty to verify or confirm that person is so authorized. The Fiscal Agent shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions.

(4) The Issuer acknowledges and agrees that it is fully informed of the risks associated with Electronic Methods of transmitting instructions to the Fiscal Agent and that there may be more secure methods of transmitting instructions than the method(s) selected by it, but that it is assuming all risks arising out of the use of Electronic Methods or other methods selected by it to submit instructions and directions to the Fiscal Agent, including without limitation the risk of the Fiscal Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Issuer shall use all reasonable endeavors to ensure that instructions transmitted to the Fiscal Agent pursuant to this Agreement are complete and correct.

(5) This Agreement shall be governed by and interpreted in accordance with the laws of Québec and the laws of Canada applicable therein.

(6) This Agreement shall extend to and inure to the benefit of and be binding upon the Issuer, the Fiscal Agent and their respective successors and assigns.

(7) This Agreement may be executed in separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original. Such counterparts shall together constitute one and the same agreement.

(8) Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Agreement and all other related documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement or any other related document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Agreement or the other related documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Fiscal Agent acts on any Executed Documentation sent by electronic transmission, the Fiscal Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Fiscal Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Fiscal Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

22. Jurisdiction of Courts

The Issuer hereby appoints the person from time to time who holds the position of Delegate General of Québec in New York, One Rockefeller Plaza, 26th Floor, New York, New York 10020-2102, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any action arising from this Agreement which may be instituted in any State or Federal court in The City of New York, and expressly accepts the non-exclusive jurisdiction of any such court in respect of such action. The Issuer hereby irrevocably waives any immunity to service of process in respect of any such action to which the Authorized Agent might otherwise be entitled. Such appointment shall be irrevocable as long as any of the Notes remain outstanding, except that, if for any reason the Authorized Agent ceases to be able to act as agent or no longer has an address in The City of New York, the Issuer will appoint another person or persons in The City of New York, selected in its discretion, as Authorized Agent(s) and will notify the Fiscal Agent in writing of such successor Authorized Agent. The Issuer will take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent, together with written notice of such service mailed or delivered to the Issuer at its address set forth in Section 21 (General), shall be deemed in every respect effective service of process upon the Issuer. Notwithstanding the foregoing, any action arising from this Agreement may be instituted in any competent court in Québec. The Issuer hereby waives, to the fullest extent permitted by applicable law, any immunity to jurisdiction to which it might otherwise be entitled in any action based on this Agreement which may be instituted as provided in this Section 22 in any State or Federal court in The City of New York or in any competent court in Québec.

23. Waiver of Jury Trial

Each of the Issuer and the Fiscal Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Notes or the transaction contemplated hereby.

24. Sanctions

The Issuer covenants and represents to the Fiscal Agent that it (i) is not the target or subject of any sanctions enforced by the Canadian Government, (collectively “Sanctions”); (ii) will not use any payments made pursuant to this Agreement or commit any action, or cause the Fiscal Agent to commit any action, under this Agreement: (a) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (b) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (c) in any other manner that will result in a violation of Sanctions by any person; and (iii) complies with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and regulations thereunder and, to the best of its knowledge, it is in compliance with the Special Economic Measures Act (Canada), the Freezing of Assets of Corrupt Foreign Officials Act (Canada) the Justice for Victims of Corrupt Foreign Officials Act (Canada) and any orders or regulations under the United Nations Act (Canada).

[signature page follows]

QUÉBEC

By:	/s/ David Brulotte
Name: David Brulotte
Title: Delegate General of Quebec in New York

THE BANK OF NEW YORK MELLON, as Fiscal Agent

By:	/s/ Leslie Morales
Name: Leslie Morales
Title: Vice President

SCHEDULE A

FORM OF GLOBAL NOTE

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Québec or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Note No. [ ]

CUSIP 748148SH7 /

ISIN US748148SH73

QUÉBEC

3.875% Global Notes Series RH due January 14, 2031

This global note, registered in the name of Cede & Co., as nominee of DTC (the “Global Note”), is a permanent global note in respect of the duly authorized issue of securities referred to above (the “Notes”) of Québec, and which is issued pursuant to a Fiscal Agency Agreement, dated as of January 14, 2026, between Québec and The Bank of New York Mellon as registrar, fiscal agent, transfer agent and principal paying agent (the “Fiscal Agent”, which term includes any successor registrar, fiscal agent, transfer agent and principal paying agent under the Fiscal Agency Agreement), as such agreement may be supplemented or amended, as the case may be (the “Fiscal Agency Agreement”). This Global Note also represents any further notes which Québec may issue, from time to time, pursuant to Section 19 (Further Issues) of the Fiscal Agency Agreement. In the event such further notes are issued, the word “Note” as defined above shall be deemed to also refer to such further notes.

This Global Note and all the rights of the Holder hereof are expressly subject to the Fiscal Agency Agreement, and this Global Note and the Fiscal Agency Agreement constitute a contract to all of the terms and conditions of which the holder by acceptance hereof assents, is bound by and is deemed to have notice. All defined terms unless defined herein have the meanings ascribed to them in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection during regular business hours and may be obtained free of charge at the principal office of the Fiscal Agent. This is a fully registered Global Note without coupons attached. In certain limited circumstances, as described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes) of the Fiscal Agency Agreement, it is exchangeable in whole or in part, at the office of the Fiscal Agent, for Certificated Notes.

FOR VALUE RECEIVED, Québec hereby promises to pay to Cede & Co. or its registered assigns in the manner hereinafter mentioned on January 14, 2031 (or on such earlier date as the Principal Amount (as hereinafter defined) may become payable in accordance with the terms hereof) the principal sum set forth in Schedule I hereto from time to time (the “Principal Amount”) in lawful money of the United States of America, on presentation and surrender of this Global Note, and to pay interest in arrears on the said Principal Amount at the rate of 3.875% per annum, from January 14, 2026, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, in two equal semi-annual installments on January 14 and July 14 in each year (each an “Interest Payment Date”), commencing on July 14, 2026, until the Principal Amount is paid in full or duly made available for payment, in each case together with such further sum, if any, as may be payable by way of Additional Amounts in accordance with the provisions set forth herein, and should Québec at any time default in the payment of any of the Principal Amount or interest on this Global Note or any Additional Amounts, to pay interest on the amount in default (before as well as after judgment) at the same rate, in like money, on the same dates. References herein to principal and interest in respect of this Global Note or the Notes shall be deemed also to refer to any Additional Amounts which may be payable concurrently therewith, unless the context otherwise requires. Interest will cease to accrue on this Global Note on January 14, 2031 (or on such earlier date as the Principal Amount may become payable in accordance with the terms hereof) unless, upon due presentation of this Global Note, payment of the Principal Amount or Additional Amounts, if any, is improperly withheld or refused.

This Global Note shall not become valid and obligatory for any purpose unless and until this Global Note has been authenticated by the Fiscal Agent or its authorized representative.

SUMMARY OF TERMS AND CONDITIONS

The following constitutes a summary of the terms and conditions of this Global Note and the Notes and is qualified in its entirety by the more detailed terms and conditions contained in Schedule B to the Fiscal Agency Agreement

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered global notes and all Notes will be recorded in a Register held by a Fiscal Agent all as more fully set forth in the Fiscal Agency Agreement which also contains detailed provisions concerning transfers of Notes.

This Global Note is registered in the name of a nominee of DTC. This Global Note is exchangeable for Notes registered in the name of a person other than DTC or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for Certificated Notes, this Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Québec will issue or cause to be issued Certificated Notes upon registration of transfer of, or in exchange for, Notes represented by the Global Notes (i) if DTC notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by DTC to the Fiscal Agent, acting on direct or indirect instructions of any owner of a beneficial interest in a Global Note, after an event of default entitling the holder to accelerate the stated maturity of the Global Note has occurred and is continuing, or, if DTC does not promptly make that request, then any owner of a beneficial interest in such Global Note shall be entitled to make such request with respect to such interest.

Québec expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

Interest

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

For purposes of disclosure pursuant to the Interest Act (Canada), the rate of interest determined on the basis of a year of 360 days, when expressed as an annual rate, is equivalent to the applicable rate based on such period multiplied by a fraction the numerator of which is the actual number of days in the calendar year in which the period for which such interest is payable ends and the denominator of which is 360.

Payments

Principal of, and interest on the Notes and Additional Amounts, if any, are payable by Québec in lawful money of the United States of America (“U.S.$”) to the person registered at the close of business on the relevant record date in the register held by the Fiscal Agent. With respect to Notes held by Cede & Co. for DTC participants, CDS, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners of the Notes in accordance with customary procedures established from time to time by DTC, CDS, Euroclear and Clearstream, Luxembourg.

If any date for payment to the registered holder hereof is not a Business Day in the applicable place of payment, such registered holder shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in New York City, Montréal, Toronto and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

If Certificated Notes are issued and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, Québec will appoint and maintain a paying and transfer agent in Luxembourg.

Payment of Additional Amounts

All payments of principal and interest by Québec will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature imposed or levied by or on behalf of the Government of Canada or any province, territory or political division thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law or by the interpretation or administration thereof. In that event, Québec will, subject to its redemption rights pursuant to the Fiscal Agency Agreement and the Notes, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the beneficial holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction; except that no such Additional Amount shall be payable with respect to any Note: (i) to, or to a third party on behalf of, a beneficial holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or (ii) presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the beneficial holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day. As used herein, “Relevant Date” means: (A) the date on which such payment first becomes due; or (B) if the full amount of the moneys payable has not been received by the Fiscal Agent on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Redemption and Purchases

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after January 7, 2026, it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as hereinabove described, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 60 days’ published notice in accordance with the provisions set forth below under “Notices”, at the Principal Amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time in any manner and at any price. If purchases are made by tender, tenders must be available to all Noteholders alike.

Status of the Notes

The Notes will be direct, unsecured and unconditional obligations of Québec for the payment and performance of which the full faith and credit of Québec will be pledged and will not be secured. The Notes will rank equally among themselves and with all notes, debentures or other similar debt securities issued by Québec and outstanding at the date of the issue of the Notes or issued in the future.

Events of Default

In the event that (a) Québec shall default in the payment of the principal of, interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, or premium or interest, or additional amounts, if any, on any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default, the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the note or notes representing such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Fiscal Agent; (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery or, in the case of mailing, on the fourth weekday following such mailing.

Prescription

Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

Modification

The Fiscal Agency Agreement contains provisions with respect to modifying or amending said Agreement and the Notes either without notice to or the consent of the holder of any Note or by Extraordinary Resolution (as defined in the Fiscal Agency Agreement) of the holders of Notes and with respect to convening meetings of registered holders of Notes for such purposes.

Governing Law

The Fiscal Agency Agreement and the Notes shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable therein.

Québec irrevocably consents to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of or in connection with the Fiscal Agency Agreement and the Notes.

Executed in New York on behalf of Québec as of January 14, 2026.

QUÉBEC

By:
Name:
Title:

Authenticated by:
THE BANK OF NEW YORK MELLON (as Fiscal Agent) Authentication Date: January 14, 2026.

By:
Name:
Title:

SCHEDULE TO THE GLOBAL NOTE

NO. [ ]

QUÉBEC

3.875% Global Notes Series RH due January 14, 2031.

Initial Principal Amount	Additional Principal Amount	Aggregate Principal Amount	Authorization
	U.S.$	U.S.$
	U.S.$	U.S.$
	U.S.$	U.S.$

SCHEDULE B

TERMS AND CONDITIONS OF THE NOTES

Status of the Notes

The Notes will be direct and unconditional obligations of Québec for the payment and performance of which the full faith and credit of Québec will be pledged and will not be secured. The Notes will rank equally among themselves and with all notes, debentures or other similar securities issued by Québec and outstanding at the date hereof or in the future.

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), and held by The Bank of New York Mellon, as custodian for DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC, CDS Clearing and Depository Services Inc. (“CDS”), Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream, Luxembourg”) (collectively, the “Clearing Systems”). The Clearing Systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Notes. Beneficial owners of Notes will not, except in limited circumstances described herein, be entitled to receive Notes represented by physical certificates or to have Notes registered in their names, and will not be considered holders thereof under the Fiscal Agency Agreement. See “Certificated Notes”. Subject to applicable law and the terms of the Fiscal Agency Agreement, Québec and the Fiscal Agent shall deem and treat the persons in whose name the Notes are registered, initially Cede & Co., as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to, or on the order of, the registered holders shall be valid and effectual to discharge the liability of Québec and the Fiscal Agent on the Notes to the extent of the sum or sums so paid.

The Notes will only be sold in denominations of U.S.$5,000 and in multiples of U.S.$1,000 in excess thereof.

The Fiscal Agent will be responsible for (i) maintaining a record of the aggregate holdings of Notes, (ii) ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from Québec are duly credited to DTC; and (iii) transmitting to Québec any notices from owners of beneficial interests in the Notes. The Fiscal Agent will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, owners of beneficial interests in the Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Notes are held with the Clearing Systems.

Interest

The Notes will bear interest from January 14, 2026 at a rate of 3.875% per annum, payable in two equal semi-annual installments, in arrears on January 14 and July 14 of each year, commencing on July 14, 2026. Interest on the Notes will cease to accrue on the maturity date (or the date fixed for redemption or repayment) unless, upon due presentation of the Notes, payment of principal is improperly withheld or refused.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

Payments

Principal of, and interest and Additional Amounts (as defined below under “Payment of Additional Amounts”), if any, on, the Notes are payable by Québec in U.S. dollars to the person registered at the close of business on the relevant record date in the register held by the Fiscal Agent. With respect to Notes held by Cede & Co. for DTC participants, CDS, Euroclear and Clearstream, Luxembourg, payment will be made to owners of beneficial interests in the Notes in accordance with customary procedures established from time to time by DTC and its direct and indirect participants, including CDS, Euroclear and Clearstream, Luxembourg. The Fiscal Agent will act as Québec’s principal paying agent for the Notes pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Note is not a Business Day in the applicable place of payment, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in New York City, Montréal, Toronto and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Record Date

The record date for purposes of payments of principal and interest and Additional Amounts, if any, on the Notes will be as of 5:00 p.m., New York City time, on the fourteenth calendar day preceding the maturity date or any interest payment date, as applicable. Ownership positions within each Clearing System will be determined in accordance with the normal conventions observed by such system.

Payment of Additional Amounts

All payments of principal and interest by Québec will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatever nature imposed or levied by or on behalf of the Government of Canada, or any province, territory or political division thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or charges is required by law or by the interpretation or administration thereof. In that event, Québec will, subject to its redemption rights pursuant to the Fiscal Agency Agreement and the Notes, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the beneficial holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction; except that no such Additional Amount shall be payable with respect to any Note: (i) to, or to a third party on behalf of, a beneficial holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or (ii) presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the beneficial holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day; or (iii) presented for payment by or on behalf of a beneficial holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a Member State of the European Union. As used herein, “Relevant Date” means: (A) the date on which such payment first becomes due; or (B) if the full amount of the moneys payable has not been received by the Fiscal Agent on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Maturity, Redemption and Purchases

Unless previously redeemed for tax reasons as provided below, or purchased, the principal amount of the Notes shall be due and payable on January 14, 2031.

If, as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after January 7, 2026, it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as described under “Payment of Additional Amounts”, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 60 days’ published notice in accordance with “Notices” below, at the principal amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time, in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of Notes alike.

Transfers

Transfers between participants within CDS, Euroclear and Clearstream, Luxembourg, and between CDS, Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by CDS, Euroclear and Clearstream, Luxembourg. Notes may be transferred between DTC participants in accordance with procedures established for this purpose from time to time by DTC.

Certificated Notes

Québec will issue or cause to be issued Notes represented by fully registered physical certificates (“Certificated Notes”) upon registration of transfer of, or in exchange for, Notes represented by the Global Notes in denominations of U.S.$5,000 and in multiples of U.S.$1,000 in excess thereof (i) if DTC notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that DTC is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by DTC to the Fiscal Agent, acting on direct or indirect instructions of the registered holder of a Global Note or any owner of beneficial interests in the Global Note, but only after an event of default entitling the registered holders to give the Issuer written notice that such holders elect to declare the principal amount of the Notes held by them and represented by the Global Note to be due and payable has occurred and is continuing, or, if DTC is unwilling or does not promptly make that request, then any beneficial owner of an interest in such Global Note shall be entitled to make such request with respect to such interest. The Issuer shall bear the costs and expenses of printing or preparing any Certificated Notes.

Upon any such issuance pursuant to the preceding paragraph of Certificated Notes in exchange for all the Notes represented by the Global Notes, (i) Québec shall promptly make available to the Fiscal Agent a reasonable supply of Certificated Notes in blank form to proceed with such issuance, (ii) DTC shall cause the Global Notes to be delivered to the Fiscal Agent and provide the Fiscal Agent with the necessary registration information for such Certificated Notes, (iii) the Fiscal Agent shall authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of the Global Notes to be exchanged for such Certificated Notes, (iv) the Fiscal Agent shall cancel the Global Notes and, in the case of a partial exchange, issue and deliver to or to the order of DTC new Global Notes equal to the unexchanged portion of any such Global Notes partially exchanged for Certificated Notes and (v) the Fiscal Agent shall reduce accordingly the holdings of Cede & Co. on the register held by the Fiscal Agent. The Fiscal Agent shall have at least 30 days from the date of its receipt of Certificated Notes and registration information to authenticate and deliver such Certificated Notes. Such Certificated Notes shall be registered in such names and in such denominations as DTC, pursuant to instructions from direct or indirect participants, shall direct and shall be delivered as directed by the persons in whose names such Certificated Notes are to be registered. All Notes represented by Certificated Notes issued upon any such issuance in exchange for the Notes represented by the Global Notes shall be a valid obligation of the Issuer, shall be entitled to the same benefits under this Agreement as the Global Notes and shall be so exchanged without charge to the Fiscal Agent, DTC or the transferee. On or after any such exchange, the Fiscal Agent shall direct all payments in respect of such Certificated Notes to the registered holders thereof, including when such exchange occurred after the record dates for any payment and prior to the date of such payment.

Québec expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s beneficial interest in the Global Note as if Certificated Notes had been issued.

If Certificated Notes are issued and for so long as the Notes are listed on the Euro MTF Market of the Luxembourg Stock Exchange and if the rules of such stock exchange so require, Québec will appoint and maintain a paying agent and transfer agent in Luxembourg (the “Luxembourg Paying Agent”) to act on its behalf. Certificated Notes may be surrendered at the office of the Luxembourg Paying Agent for payment of principal at maturity or on the date fixed for redemption.

Modification

The Fiscal Agency Agreement and the Notes may be amended by Québec and the Fiscal Agent without notice to, or the consent of, the holder of any Note, for the purpose of (i) curing any ambiguity, (ii) curing, correcting or supplementing any defective provisions contained therein, (iii) effecting the issue of further notes as described below under “Further Issue”, or (iv) in any other manner which Québec and the Fiscal Agent, acting on the advice of independent counsel, may deem necessary or desirable and which will not be inconsistent with the Fiscal Agency Agreement or the Notes and which, in the reasonable opinion of Québec and the Fiscal Agent, will not adversely affect the interests of the holders of Notes. No amendment may be made to the Fiscal Agency Agreement or the Notes which would in any way alter, amend or change the duties, responsibilities, obligations of or the protections afforded to the Luxembourg Paying Agent from those set out in the Fiscal Agency Agreement without the prior written consent of the Luxembourg Paying Agent.

The Fiscal Agency Agreement contains provisions for convening meetings of registered holders of Notes to modify or amend by Extraordinary Resolution (as defined below), the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the Notes (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by Québec. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of Notes, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes or any other action taken may, without the consent of the holder of each such Note affected thereby: (i) change the stated maturity or interest payment date(s) of any such Note; (ii) reduce the principal amount of or rate of interest on any such Note; (iii) change the currency of payment of any such Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (v) reduce the percentage of the holders of Notes necessary to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (vi) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default; and provided, further, that to the extent that such modification or amendment may affect the rights, duties, protections, indemnities and immunities of the Fiscal Agent, the Issuer shall not propose such modification or amendment and such power shall not be exercised, without the prior written consent of the Fiscal Agent.

The term “Extraordinary Resolution” is defined in the Fiscal Agency Agreement as a resolution passed at a meeting of holders of Notes by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing at least a majority in principal amount of the Notes at the time outstanding, or at any adjourned meeting called by Québec or the Fiscal Agent, two or more persons being or representing holders of Notes whatever the principal amount of the Notes so held or represented.

Governing Law

The Fiscal Agency Agreement and the Notes shall be construed in accordance with, and governed by, the laws of Québec and the laws of Canada applicable therein.

Québec will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the Fiscal Agency Agreement and the Notes.

Events of Default

In the event that (a) Québec shall default in the payment of the principal of, interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or in the Fiscal Agency Agreement, and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, or premium or interest, or Additional Amounts, if any, on, any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec at Ministère des Finances, c/o Direction générale des opérations bancaires et financières, 390, boulevard Charest Est, 7e étage, Québec, Québec, Canada G1K 3H4, a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the note or notes representing such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or, if posted to an overseas address, by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Fiscal Agent; (ii) in the case of Notes represented by a Global Note, if delivered to DTC for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. As long as the Notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.luxse.com. Any such notice shall be deemed to have been given on the date of such delivery (or, if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing and, in the case of publication, on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

Further Issue

Québec may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes having the same terms and conditions as the Notes (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest thereon), and, provided that such further notes are fungible with the outstanding Notes for United States federal income tax, such further notes shall be consolidated and form a single series with the outstanding Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of, and subject to, an agreement supplemental to, the Fiscal Agency Agreement.

Prescription

Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.